Exhibit 10.1
AGREEMENT

     BACKGROUND:
     1. National Fuel Gas Company (“NFG”) is a party to a Split Dollar Insurance and Death Benefit Agreement originally entered into with Philip C. Ackerman on April 1, 1991.
     2. The agreement dated April 1, 1991 was amended by a subsequent agreement dated January 8, 1996, and amended and restated in its entirety by an Agreement dated September 17, 1997 (the “Agreement”).
     3. The Agreement recognized that two policies insuring the life of Philip C. Ackerman issued by Guardian Life Insurance Company of America had been assigned to David P. Ackerman, as Trustee of the Philip C. Ackerman Insurance Trust under the irrevocable Agreement dated February 26, 1997 (the “Trust”).
     4. The Agreement was and is referred to herein as the “Amended Agreement.”
     5. Because of subsequently enacted law (the Sarbanes-Oxley Act), NFG was precluded from continuing to pay the premiums on Guardian policy # 3646630. David P. Ackerman, as Trustee, was unable to pay these premiums out of trust assets and therefore assigned all of the Trust’s rights in this policy to NFG, effective April 27, 2006, in partial prepayment of the amount due to NFG on the termination of the Amended Agreement.
     6. In recognition of the importance to NFG of Philip C. Ackerman’s continuing service as an executive officer, NFG wishes to offer a supplementary benefit to him on the terms set forth in this agreement.
     NOW, THEREFORE, in consideration of his agreement to continue service as an executive officer, National Fuel Gas Company hereby promises to pay Philip C. Ackerman or his Beneficiary (as defined below) as follows:

     a) If Philip C. Ackerman is surviving on February 14, 2014 (his 70th birthday), NFG will pay him the sum of $968,905. This payment shall be made 10 calendar days following that date.
     b) If Philip C. Ackerman dies before February 14, 2014, NFG will pay to his Beneficiary an amount equal to (1) the sum of 24 times the base monthly salary payable by NFG to him in the month prior to his death (or if he is retired, in the month prior to the commencement of his retirement) and two times the most recent award, if any, paid to him under any of NFG’s lump sum payment programs including the Annual At Risk Compensation Incentive Program (AARCIP), but specifically not including the NFG Performance Incentive Program established on June 3, 2005, (2) reduced by the amount received by the Trust pursuant to the Amended Agreement. This payment shall be made 10 calendar days following his death.
     As used in this agreement, the term “Beneficiary” means one or more individuals or legal entities designated by Philip C. Ackerman in a written notice delivered to the Manager of Benefit Services of NFG or a person in a similar position within the Human Resources Department; or if no such notice is delivered, the term “Beneficiary” means Philip C. Ackerman’s estate.
     Notwithstanding anything in this agreement, if NFG terminates the Amended Agreement under paragraph B of Section IV (dealing with termination for cause or competition with NFG), NFG may also terminate this agreement without any obligation to make any payment hereunder.

NATIONAL FUEL GAS COMPANY
Date signed: September 24, 2006	By:	/s/ G. L. Mazanec George L. Mazanec, Director and Chairman of the Compensation Committee